REAL PROPERTY LEASE

BWD

THIS REAL PROPERTY LEASE (this "Lease") is made and entered into this 11th day of ____April, 2017, by and between LAWRENCE ECONOMIC DEVELOPMENT CORPORATION, an Ohio Not For Profit Corporation with an address of 216 Collins Ave., South Point, Ohio 45680 ("**Landlord**"), and GETH CFP, **Inc.** a Delaware Corporation whose address is 925 County Road 1A, Ironton, OH 45638. This lease is assignable to the Parent or the Founder of GETH CFP, Inc. ("**Tenant**").

1. Leased Property. Landlord hereby leases to **Tenant**, and **Tenant** hereby leases from **Landlord**, for the term, at the rental and upon all of the conditions set forth herein, the property described below:

(a) A portion of that certain tract of real property having an address of 925 County Road 1A, Ironton, OH 45638 and located in Hamilton Township, Lawrence County, Ohio (the "Leased Property"); and the building #509 part being further shown on Exhibit A attached hereto and made part hereof.

(b) It is the understanding of the parties the Leased Property shall consist of the property described in Exhibit A attached which reflects the foot print of the property leased from the facility purchased by LEDC or its subsidiary from The Dow Chemical Company (herein "Dow") located on County Road 1A, Hamilton Township, Lawrence County, Ohio and includes a portion of the building marked on said Exhibit A and associated parking and supporting areas. Although Landlord has direct access to the Leased Property by virtue of its purchase of the property from Dow, it is further understood that access via Dow's main roadway from Lawrence County Road 1A and additional access and services to be contracted for from Dow Chemical Corporation is not part of this Lease and will be fully the responsibility of the **Tenant** to negotiate directly with Dow. All floor space, related facilities and infrastructure are shown as marked in red on Exhibit A attached hereto and made part hereof. However it is understood by both parties that **Tenant** is not leasing the entire Premises **Landlord** has acquired from Dow, and any additional tenants to which Landlord may lease any or all portions of its remaining property shall be entitled to use the access Landlord has or which it obtained for the property in its purchase from Dow.

2. Use of Leased Property. The Leased Property shall be used by **Tenant** primarily for carbon black conversion, manufacturing, inventory storage and distribution. No other party shall be permitted to use the premises without specific approval of Landlord. Such permission will not be unreasonably withheld. **Tenant** shall have the right to erect or attach to the leased building such signs as may be approved by **Landlord** in its reasonable discretion.

3. Term. The term of this Lease shall be ten (10) years, commencing on June 1, 2017, and continuing to and until June 1, 2027, (the "Initial Term"). However the area leased may increase after the 1st year from 10,200 square feet of manufacturing space and 1,000 square feet of office space up to a larger space and the monthly rent will be increased on a similar square foot basis.

4. Renewal. The **Landlord** grants the **Tenant** the right to renew this Lease for three additional term of five (5) years, commencing on the expiration of each prior term. This renewal shall take effect immediately upon the expiration of the prior term, unless **Tenant** gives **Landlord** notice it does not wish to extend this Lease at least sixty (60) days prior to the expiration of the then current term. However, this **Tenant's** right to renew is valid only in the event that all rents have been fully paid and all other terms of the Lease have been complied with by **Tenant**. In the event **Tenant** does not renew any of the four terms, **Tenant** shall be allowed a period of no more than sixty (60) days to vacate the premises and restore it to the condition when he moved in, considering normal use and wear.

5. Rent. For the first term of this Lease, **Tenant** shall pay the **Landlord** rent based on the rate of four dollars ($4.00) per square foot for a minimum of eleven thousand and two hundred (11,200) square feet per year at a minimum rate of three thousand seven hundred thirty-three dollars and thirty-three cents ($3,733.33) per month. Beginning the second term at the end of year 10), the rent will be four dollars and fifty cents ($4.50) per square foot per year based on a 11,200 sf or larger as adjusted and at a monthly rent of four thousand two hundred dollars. ($4,200.00) per month plus adjustments for larger square footage. Rent shall be due on the first day of each month during the entire lease extension. Tenant shall have the first option to lease additional, space that is available on Landlord's premises and not otherwise leased, during any of the terms, with such additional space to be provided to **Tenant** subject to the terms and conditions that are defined within Exhibit C. Additional leased space must be taken so as to have minimal impact on functional use of balance of space. The Initial Term shall commence on June 1, 2017 provided that the monthly rental payable for the first and last month of the Initial Term shall be prorated on a per diem basis in the event the Term shall commence or end on a day other than the first day of the month. Any rent payments not received by the due date during any of the four terms will carry an additional rent equal to 10% of the amount of rent unpaid on the 2nd day of the month. Should additional terms beyond the Initial Term be desired by the **Tenant,** the per square foot rate will be increased by fifty cents ($0.50) with each renewal term. By way of example, for term extension 1 the rate would increase to five dollars ($5.00) per square foot, for term extension 2 the rate would increase to five dollars and fifty cents ($5.50) per square foot, and for term extension 3 (the final extension), the rate would increase to six dollars ($6.00) per square foot. **Tenant's** Rental payments shall be due on the first day of each month during the Term provided that the monthly rental payable for the first and last month of the Term shall be prorated on a per diem basis in the event the Term shall commence or end on a day other than the first day of the month. **Tenant's** obligation to pay the rent under this Lease shall be unconditional and without right of set-off.

6. Insurance. BWN (both Landlord's and)

Tenant shall, at its expense, obtain and keep in force at all times during the Term and any extensions of this Lease a policy of insurance covering loss or damage to ~~all of~~ **Tenant's** property located on the Leased Property, and liability insurance covering invitees and other persons coming upon the Leased Property. Such insurance policy or policies shall be in a form and amounts satisfactory to **Landlord**, and shall include landlord as named insured.

BW

7. Leasehold Improvements. The Landlord will at its expense construct basic items necessary to accommodate use of the building including basic offices, restrooms, wash down shower, and other items necessary through the agreement of the landlord and tenant, as defined in Exhibit B. Those items will have a foot print of 1,000 to 2.200 sf and will for purpose of this lease be calculated at 1,000 sf with adjustments being made after completion. Tenant, at **Tenant**'s cost, shall construct its interior improvements in accordance with the interior plans and specifications, which plans require the prior approval of **Landlord**, which approval shall not be unreasonably delayed, conditioned or denied. Any and all improvements constructed by tenant, attachments and equipment and fixtures shall remain the sole property of **Tenant** in all circumstances and in no circumstances shall be considered property of **Landlord**, provided however, that at the end of **Tenant**'s tenancy, **Landlord** may require **Tenant** to remove all such improvements, attachments, equipment and fixtures, repairing any damage to the premises incurred by the removal and return the space to its current tenantable condition, ordinary wear and tear excepted.

8. Repair and Maintenance of Property. Except for ordinary wear and tear, **Tenant** shall during the Term and any extensions, at its expense, keep and maintain at all times the Leased Property in good condition, repair and perform all maintenance and repairs required thereto and restore said Property to its condition prior to Tenant's use of and operation upon the Property.

9. Disclaimer of Warranties. Except for such representations and warranties specifically set forth in this Lease, **Tenant** leases the Leased Property under this Lease on "as is" and "where is" basis. The **Tenant** acknowledges it is familiar with all conditions of the Premises. Landlord shall have no obligation or responsibility and makes no representations or warranties as to any services or facilities Tenant directly receives from or contracts for from Dow.

10. Environmental Indemnity. Tenant shall defend, indemnify and hold **Landlord** harmless from and against the following liabilities and obligations (collectively the "Environmental Liabilities-Tenant"): (a) all liabilities, debts, obligations, losses, damages, deficiencies, acts, suits, actions, claims, liens, encumbrances, proceedings, investigations, demands, assessments, orders, and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by or made or brought against **Landlord** or any of the Leased Property, (i) resulting from, arising out of, or in connection with any "Tenant Condition," as defined below, or (ii) arising or made under Applicable Laws with respect to actions taken or omissions by **Tenant** and (b) any and all costs and expenses incurred by **Landlord** in connection with any Remedial Action taken with respect thereto (including, without limitation, legal and accounting fees and costs, fees, expenses and costs of independent engineering firms and environmental experts and consultants, and the cost of any studies or reports conducted and prepared by such firms, experts and consultants).

As used in this Lease, the term "Applicable Laws" means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ' 6901, et. seq.; the Clean Air Act, 42 U.S.C. ' 7401, et. Seq.; the Clean Water Act, 42 U.S.C. ' 1251, et. seq.; the Safe Drinking Water Act, 42 U.S.C. ' 300f, et. seq.; the Toxic Substance Control Act, 15 U.S.C. ' 2601, et. seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ' 9601, et. seq.

(CERCLA); and the Emergency Planning and Community Right to Know Act, 42 U.S.C. ' 11001, et. seq. The term "Applicable Laws" also includes all federal regulations now in effect or published as proposed in the Federal Register pursuant to the aforementioned statutes, and all other comparable state, local and foreign laws that are applicable to Tenant or the Leased Property and all regulations in effect or published as proposed by the agencies administering such comparable state, local and foreign law. As used in this Lease, the term "Tenant Condition" means: (a) releases and discharges into the environment at or from the Leased Property which is the direct result of actions or omissions by Tenant; (b) storage, disposal or treatment (permanent or temporary) of toxic, hazardous or carcinogenic substances or wastes by Tenant at the Leased Property; (c) storage, disposal or treatment of toxic, hazardous or carcinogenic substances or wastes by Tenant at sites other than the Leased Property; (d) releases or discharges to the environment whenever or wherever occurring, including without limitation, any migration or any release from one environmental medium to another environmental medium, if the release, discharge or migration involves substances initially released to the environment, or involves substances generated or otherwise managed and shipped off site for recycle, treatment, storage, disposal, use or reuse by Tenant or its agents or contractor.

The parties hereto hereby agree that the terms of this **Section 10** shall survive and remain in effect after the expiration or other termination of this Lease.

11. Covenant of Title and Quiet Enjoyment. So long as no "Default by **Tenant**," as defined herein, shall have occurred and be continuing hereunder, **Landlord** hereby covenants and agrees that **Tenant** shall have the quiet and peaceful enjoyment of the Property without interference by **Landlord** or any person lawfully claiming the Leased Property. or

11-A. Tenant understands that previous agreements are entered into with Dow as part of purchase requiring liability insurance and other security protection efforts to protect their operations in close proximity to leased property. Tenant understands that Quiet Enjoyment requires fulfillment of those established covenants previously established by Dow for any employees, deliveries, or others crossing or having an effect on the remaining Dow properties.

12. Damage or Destruction to Leased Premises. In the event the Leased Premises shall be damaged by fire or other casualty and becomes uninhabitable, then this Lease shall terminate and the Rent under this Lease shall be abated from the date of such damage. The proceeds from any policy or policies of insurance paid on the Leased Premises as a result of such damage or destruction shall be paid to and retained by **Landlord**. The proceeds of any Tenant Policy on Tenant's property shall be paid to **Tenant**..

13. Condemnation. If the whole or any substantial portion of the Leased Property should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, this Lease shall terminate, effective when the physical taking of such property shall occur, and neither party thereafter shall have any further liability to the other hereunder. **Landlord** and **Tenant** shall each be entitled to receive and retain such separate awards as may be allocated to their respective interests by the court in any condemnation proceeding.

14. Inspection of the Leased Property. Landlord, its employees, representations and agents shall have the right upon three (3) days prior written notice to **Tenant**, to enter any portion of the Leased Property at reasonable times for the purpose of examining or inspecting the Leased Property.

15. Holding Over. No holding over by **Tenant** after the expiration of the Term or any extension shall operate to extend the Term. In the event of any unauthorized holding over, **Tenant** shall indemnify **Landlord** against all claims for damages by any other lessee to whom **Landlord** may have leased all or any part of the Leased Property covered hereby and for any other loss, cost, damage or expense incurred by **Landlord** as a result of such holding over period.

16. Representations and Warranties of Tenant. Tenant hereby represents and warrants that:

(a) It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) It has taken all corporate action which may be required by its Articles of Incorporation and its By-Laws to authorize the execution and delivery of this Lease;

(c) The execution and delivery of this Lease, the performance of its obligations and the honoring by it of its warranties and representations hereunder will not conflict with or violate any provisions of its Articles of Incorporation or its By-Laws, and

(d) This Lease constitutes the valid obligation of the Tenant enforceable in accordance with its terms.

17. Tenant's Default. Tenant shall be in default under this Lease upon the happening of any of the following events or conditions (hereinafter referred to individually as a "Default by Tenant"):

(a) **Tenant** shall fail to pay the Rent required to be paid under **Section 4** hereof within ten (10) calendar days of its due date; or

(b) **Tenant** shall fail to pay any other sum required to be paid hereunder on or before the due date and such failure shall continue for thirty (30) consecutive calendar days after receipt by **Tenant** of written notice of such non-payment by **Landlord**; or

(c) **Tenant** shall fail at any time to procure or maintain any insurance coverage required by **Section 5** hereof; or

(d) **Tenant** shall fail to perform or observe any other covenant, condition or agreement and **Tenant** shall not cure such default within thirty (30) consecutive calendar days after receipt by Tenant of written notice of such failure or performance from **Landlord**; or

(e) If **Tenant** shall (i) be adjudicated bankrupt, (ii) admit in writing the inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, or (iv) file a petition or admit (by answer, default or otherwise) the material allegations of any petition filed against it in bankruptcy under the federal bankruptcy laws or under any other law for the relief of debtors or for the discharge, arrangement or compromise of its debts; or

(f) If a petition shall have been filed against **Tenant** in proceedings under the federal bankruptcy laws or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or any order shall be entered by any court of competent jurisdiction appointing a receiver, trustee or liquidator of all or part of **Tenant's** assets, and such petition or order is not dismissed or stayed within sixty (60) days after entry thereof.

18. Landlord Remedies. Upon the occurrence and during the continuance of any Default by **Tenant**, **Landlord** may without any further notice exercise any one or more of the following remedies:

(a) **Landlord** may reenter the Leased Property and cure any default of **Tenant**, and **Landlord** shall not be liable to **Tenant** for any loss or damage which **Tenant** may sustain by reason of **Landlord's** actions, unless due to the gross negligence or willful misconduct of **Landlord**;

(b) **Landlord** may terminate this Lease as of the date of such Default by **Tenant**, in which event (i) neither **Tenant** nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Leased Property and subject to **Tenant's** right to remove its furniture, fixtures, equipment and other personal property located on the Leased Property, **Tenant** shall immediately thereafter surrender the Leased Property to **Landlord**; or (ii) **Landlord** may reenter the Leased Property and dispossess **Tenant** or any other occupants of the Leased Property by any means permitted by law, and may remove their effects, without prejudice to any other remedy which **Landlord** may have;

(c) **Landlord** may reenter and retake the Leased Property and relet all or any part of the Leased Property without terminating this Lease, for any period of time and at such rent and upon such terms and conditions as **Landlord** may choose. **Tenant** shall be obligated to pay to **Landlord** the difference between the Rent provided for in **Section 4** hereof and that provided for in lease or leases covering a subsequent reletting of the Leased Property for the period which would otherwise have constituted the balance of the Term of this Lease, together with all of **Landlord's** reasonable costs and expenses for preparing the Leased Property for reletting;

(d) Proceed by action, either at law or in equity, to recover damages for the breach thereof; or exercise any other rights accruing to a landlord under any applicable law upon a default by a tenant.

No right or remedy conferred on or reserved to **Landlord** by this Lease shall be exclusive of any other right or remedy herein or by law provided. All rights and remedies of **Landlord** conferred under

this Lease or by law shall be cumulative and in addition to every other right and remedy available to **Landlord**. No failure on the part of **Landlord** to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof unless specifically waived by **Landlord** in writing; nor shall any single or partial exercise by **Landlord** of any right or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right or remedy.

19. **Assignment or Transfer.**

19.1 By Tenant. Tenant may not, by operation of law or otherwise, assign, transfer, pledge, hypothecate or otherwise dispose of this Lease or any interest herein or sublet or lend any of the Leased Property except to it's parent company, a public company, an affiliate or its founder with the approval of the Landlord after review of finances and other considerations.

19.2 By Landlord. Landlord may assign, transfer, pledge, or hypothecate this Lease or its interest therein or in the Leased Property, provided that the assignee shall perform all of the duties and obligations of **Landlord** under this Lease and to otherwise be bound by the terms and provisions of this Lease and any such assignee shall not to interfere with **Tenant's** quiet enjoyment of the Leased Property so long as a Default by **Tenant** has not occurred and is not continuing hereunder.

20. **Entire Agreement.** It is expressly understood and agreed by and between the parties hereto that this Lease sets forth all the promises, agreements, conditions and understandings between **Landlord** and **Tenant** relative to the Leased Property, and that there are no other promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. It is further understood and agreed that no subsequent alteration, amendment, change or addition to this Lease shall be binding upon **Landlord** or **Tenant** unless reduced to writing and signed by them, and by direct reference therein made a part thereof.

21. Notices or Demands. All notices, demands, requests or other communications required or permitted under this Lease shall be in writing and transmitted to the party to whom such notice, request, demand or other communication is intended to be delivered to by (a) personal delivery to such intended recipient, which personal delivery shall be evidenced by a written receipt therefor, signed by such recipient, or (b) recognized overnight courier service, with delivery fees prepaid, or (c) United States registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient thereof at the address set forth below or at such other address as any party shall furnish in writing to the other:

If to **Landlord:**

Lawrence Economic Development Corporation
216 Collins Ave.
South Point, Ohio 45680
Attn: Executive Director

If to **Tenant**:

GETH CFP, Inc.
is 925 County Road 1A 45638
Ironton, OH 45638

With a copy to

GETH CFP, Inc.
325 Sharon Park Drive

Menlo Park CA 94025
Attn: Charles R Cronin

All such notices, demands, requests or other communications shall be effective (a) in the case of personal delivery, upon being personally delivered and properly receipted, (b) in the case of overnight courier service, upon being delivered by such service as shown in the books and records of such service, or (c) in the case of United States mail, upon being properly deposited in the United States mail in accordance with the immediately preceding sentence; provided, however, that in the case of proper transmission of a notice, demand, request or other communication by United States mail, the time period in which a response thereto must be given by the recipient thereof shall commence to run from the date of receipt on the return receipt of the notice, demand, request or other communication.

22. No Waiver. Waiver of any breach hereof by either party shall not be and shall not be construed to be a waiver of any subsequent breach.

23. Successors. The terms, covenants and conditions of this Lease shall inure to the benefit of and shall bind, as the case may be, not only the parties hereto but, to the extent permitted hereunder, their respective heirs, successors and assigns. The terms, covenants and conditions of this Lease shall inure to the benefit of and shall bind, as the case may be, not only the parties hereto but, to the extent permitted hereunder, their respective heirs, successors and assigns.

24. Attorney Fees. If **Landlord** or **Tenant** shall default with respect to any of their respective obligations hereunder and litigation ensues with respect to any such default, the non-prevailing party shall pay the court costs (both in the trial court and in any appellate court) and a reasonable attorney's fee of the prevailing party. shall default with respect to any of their respective obligations hereunder and litigation ensues with respect to any such default, the non-prevailing party shall pay the court costs (both in the trial court and in any appellate court) and a reasonable attorney's fee of the prevailing party.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first hereinabove written.

Lawrence Economic Development Corporation

BY: ______________________

TITLE: Exec. Dir. LEDC

("**Landlord**")

GETH CFP, Inc.

BY: ______________________

Chris Bowers, President

("**Tenant**")

STATE OF OHIO)
COUNTY OF LAWRENCE) ss:

The foregoing instrument was acknowledged before me this 11th day of April, 2017, by Chris Bowers, in his capacity as CEO-GETH of Lawrence Economic Development Corporation, an Ohio non-profit corporation, by and on behalf of said corporation.

In Witness Whereof, I have hereunto subscribed my name and affixed my official seal, on the day and year last aforesaid.

My Commission expires: 06/02/2020.

[signature]

Notary Public

STATE OF California)
COUNTY OF San mateo) ss:

The foregoing instrument was acknowledged before me this 11th day of April, 2017, by Chris Bowers in his capacity as the President of GETH CFP, Inc. by and on behalf of said corporation.

In Witness whereof I have hereunto subscribed my name and affixed my official seal, on the day and year last aforesaid.

My Commission expires: [signature].

06/02/2020

Notary Public

SURESH NAIR
COMM. #2154303
NOTARY PUBLIC - CALIFORNIA
SAN MATEO COUNTY
My Commission Expires 06/02/2020

I Betty Jane Payne witnessed the signature of Bill W. Dingus on this 12th Day of April, 2017.

BETTY JANE PAYNE
NOTARY PUBLIC
STATE OF OHIO
My Commission Expires March 17, 2021

Exhibit A
Property Description


SURVEYOR'S CERTIFICATE
LEGEND
NOTES
Building 509
DATE
DESCRIPTION
NO.
PROJECT
925 County Road 1A
Ironton, Ohio 46688
Boundary Survey
for
Dow Chemical Company
7084 ALTA
Eastham & Associates

Exhibit B
Landlord Lease Improvements and Schedule

The Landord will install the following list of lease hold improvements as defined in the following table. The date of the delivery is also included.

Required Leasehold Improvements	Date Required*
1. City water supply for potable use	60
2. 480v electrical service to the building minimum of 2,500 amps or amps needed to be furnished by AEP	60
3. DOW or similar sewer service	30
4. Temporary Office Trailer adjacent or in the building with all utilities	60
5. Removal of all unneeded racks and ventilation ducts	30
6. Initial Utilities of water, sewer, natural gas, electrical	60
7. Three docks on the east side of the building	60
8. Columbia Gas service with sufficient volume to meet operating needs	60
9. Occupancy Permit, or similar, from Lawrence County	90
10. Truck parking area	90
11. Offices, work room, showers, lavatory and meeting rooms w/ footprint of 1,000-2200 sf	FWD Move In
12. New road that bypasses DOW entrance that runs to the site	FWD Move In
13. Separation wall, not fire wall, at mid-point access doors between sections	FWD Move In

- Date Required is the number of days from the beginning of lease or the event listed

LEDC Ironton Lease Agreement

Exhibit C

RIGHT OF FIRST REFUSAL TO LEASE or PURCHASE REAL ESTATE

This Right of First Refusal to Purchase Real Estate is made on this the ____ day of April, 2017, by and between LAWRENCE ECONOMIC DEVELOPMENT CORPORATION, hereinafter referred to as the "SELLER" and GETH CFP, Inc, and his/her assigns, hereinafter referred to as the "PURCHASER".

WHEREAS, Purchaser desires to obtain a right of first refusal or first option to purchase certain real estate owned by Seller; and

WHEREAS, Seller agrees to grant Purchaser a right of first refusal or first option to purchase real estate pursuant to the terms of this agreement as an inducement for GETH CFP, Inc. to sign their first lease; and

NOW, FOR AND IN CONSIDERATION of $10.00 and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

I.

GRANT OF FIRST OPTION: The Seller does hereby grant unto the Purchaser the exclusive and irrevocable right, during the initial term of this agreement, of first refusal and first option to purchase, upon the terms and conditions hereinafter set forth, Seller's property situated in Lawrence County, Ohio, including without limitation the following described property together with all improvements located thereon: The three former DOW buildings totaling some 179,000 sq. ft. and the surrounding land that is approximately 8 acres including rail spur, use of current and future roadways and all infrastructure connected to the buildings, the "PROPERTY", along with supporting easements and benefits and subject to all restrictions and requirements of the property as placed on them by Dow Chemical Company.. See the attached photo that shows the buildings.

II.

EXERCISE OF FIRST OPTION: This right of first refusal or first option to lease or purchase the PROPERTY may only be exercised by Purchaser within ten (10) days from notification by Seller that Seller has valid offer from, or is making an offer to a buyer for the subject property. Seller is obligated to provide such notice to Purchaser prior to offering the subject property to a third party.

III.

TERMS OF LEASE OR PURCHASE: In the event Seller elects to sell to a third party and Purchaser desires to exercise his first refusal rights granted under the terms of this agreement, the terms shall be as follows:

a) For a lease of any area currently not already leased within the PROPERTY to the PURCHASER: ten years at $3.25 per usable sq. Ft. Or the amount that the building is offered to and accepted by a third party, whichever is higher, based on the then current lease and only for a total building unit,

OR

b) For the purchase of any area of the PROPERTY not already owned by PURCHASER: The ~~lesser~~ greater BWD of $10.00 per usable sq. Ft. Plus any funds expended on the specific building within the previous four years or $1 more than any bona fide offer to purchase received by and acceptable to the Seller from or being made by the Seller to, any third party, whichever is more on a full building basis only .In case of Purchaser activating this agreement on a building having a tenant placed there by Seller, the Purchaser will honor all provisions of the lease and this agreement in no way limits Sellers ability to lease parts of building, only to give Purchaser right to purchase or lease entire building.

IV.

TITLE: Within thirty (30) days after the Purchaser has exercised his or her right of first refusal to purchase the PROPERTY, the Seller shall deliver to the Purchaser a Certificate of Title or title abstract covering the property described in paragraph I above which shall reflect that marketable fee simple title to the subject property is vested in Seller and that same is insurable by a title insurance company licensed to do business in the State of Ohio. Said Certificate or abstract shall be subject only to taxes for the current year, easements, and rights of way of record, and prior mineral reservations. Should said Certificate or Abstract reflect any other exceptions to the title unacceptable to Purchaser, Purchaser shall notify the Seller in writing of any defects within thirty (30) days (the title review period) and the Seller shall have a reasonable time (but not more than 30 days) in which to make the title good and marketable or insurable, and shall use due diligence in an effort to do so. If after using due diligence the Seller is unable to make the title acceptable to Purchaser within such reasonable time, it shall be the option of the Purchaser either to accept the title in its existing condition with no further obligation on the part of the Seller to correct any defect, or to cancel this Agreement. If this Agreement is thus cancelled, all money paid by the Purchaser to the Seller upon the execution of this Agreement or upon any extension shall be returned to the Purchaser, and this Agreement shall terminate without further obligation of either party to the other. If title is acceptable to Purchaser, the closing shall occur within thirty (30) days after expiration of the

"title review period". At closing Seller shall convey title to Purchaser by Warranty Deed subject only to exceptions acceptable to Purchaser.

VI.

OPTION OR FIRST REFUSAL MONEY: Upon execution of this agreement, Purchaser has paid unto Seller the sum of $10 as "First Refusal or Option Money". The Option Money shall not be deducted from the purchase price of the property and is paid to Seller as consideration for and to make this agreement valid.

VII..

EXPENSES OF SALE: All costs and expenses of the sale including attorney's fees, recording fees, and any and other costs attributable to the preparation of the Warranty Deed, Title Certificate, abstract and any other closing documents shall be paid by purchaser.

(Item VII providing extension of option removed and replaced as follows)

VIII.

This Option is .being offered as an inducement to GETH CFP, Inc. leasing a portion of a building and therefore will immediately terminate if that lease ceases to exist or the monthly installments of said lease are more than sixty days late.

IX.

POSSESSION: Purchaser shall be entitled to possession of the property at closing or the signing of a lease with first month installment.

X.

RIGHT OF ENTRY: Upon notification by Seller of his or her desire to sell and Purchaser's exercise of his or her first refusal, Purchaser shall be entitled to enter upon the property for the purpose of conducting soil tests, engineering studies, and surveys.

XI.

TAXES: Taxes shall be prorated as of the date of closing.

XII.

DEFAULT: This contract shall be binding upon and inure to the benefit of the heirs, administrators and assigns of the parties hereto and upon default in

The abstract of the PROPERTY



SURVEYOR'S CERTIFICATE
LEGEND
NOTES
DATE
DESCRIPTION
REVISIONS
PROJECT
925 County Road 1A
Irontan, Ohio 45638
Boundary Survey
for
Dow Chemical Company
DRAWING NO.
7084 ALTA
Eastham & Associates

any of the terms of this Agreement the defaulting party agrees to pay all costs of Court and a reasonable attorney's fee.

XIII

GOVERNING LAW: This agreement shall be governed by the laws of the State of Ohio.

Remainder of page left blank

IN WITNESS WHEREOF, the parties have executed this Agreement on this the 11th day of April, 2017.

[signature]

for LAWRENCE ECONOMIC DEVELOPMENT CORPORATION, ~~SELLER~~/Lessor

GETH CFP, Inc., PURCHASER

STATE OF California

COUNTY OF San Mateo

PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Chris Bowers, who acknowledged that he/she signed and delivered the foregoing agreement on the day and year therein stated.

GIVEN under my hand and official seal this the 11th day of April, 2017.

NOTARY PUBLIC

My Commission Expires:
06/02/2020

STATE OF California

COUNTY OF San Mateo

SURESH NAIR
COMM. #2154303
NOTARY PUBLIC - CALIFORNIA
SAN MATEO COUNTY
My Commission Expires 06/02/2020

I Betty Jane Payne witnessed the signature of Bill W. Dingus on the 12th day of April, year 2017.

BETTY JANE PAYNE
NOTARY PUBLIC
STATE OF OHIO
My Commission Expires March 17, 2021